Exhibit 99.1

RH ANNOUNCES COMPLETION OF $700 MILLION SHARE REPURCHASE PROGRAM

Company Confirms Prior Second Quarter Guidance

Corte Madera, CA – July 14, 2017 – RH (NYSE:RH) announced today that the Company has completed its $700 million share repurchase program, purchasing 12.37 million shares during the second quarter of fiscal 2017. Combined with the $300 million repurchase of 7.85 million shares completed in the first quarter, the Company has purchased 20.22 million shares representing approximately one-half (49.6%) of the shares outstanding at the beginning of the first quarter of 2017. As a result, the actual number of shares outstanding after completion of the two repurchase programs is approximately 21.12 million. The repurchase programs were completed pursuant to open market purchases under Rule 10b-18.

The Company is also confirming its previous second quarter guidance of revenue in the range of $595 million to $610 million and adjusted net income in the range of $13 million to $15 million.

Post reduction in the number of shares outstanding from the share repurchase, second quarter adjusted diluted earnings per share is expected to be in the range of $0.43 to $0.50, assuming a weighted average diluted share count of approximately 30.0 million for the second quarter.

Chairman and Chief Executive Officer, Gary Friedman, provided an update on the Company’s capital structure and continuing evolution:

We are delighted to announce the completion of our $700 million share repurchase plan. Combined with our previously announced $300 million share repurchase completed in the first quarter, we have invested $1 billion toward the repurchase of 20.22 million shares of our common stock, which we believe will generate meaningful returns for our shareholders.

As we previously discussed, 2017 is a year of execution, architecture, and cash at RH. Our efforts are focused on executing our new business model, architecting a new operating platform, and maximizing cash flow. To that point, we are focused on optimizing our balance sheet to realize the benefits of improved capital allocation through the share repurchase programs. We have used three primary sources of capital to finance the repurchases—existing cash from our balance sheet; cash flow from operations; and proceeds from debt financings that we have recently completed at extremely favorable terms. In aggregate, we expect to achieve a 1.9% blended pretax cost of debt and a 1.1% blended after tax cost of debt.

We expect to generate significant free cash flow during the remainder of fiscal 2017, which should allow the Company to pay down the most expensive debt balances prior to the end of the fiscal year assuming that business conditions remain in line with current trends. Specifically, the Company expects to repay in full the second lien term loan (as described below) prior to the end of fiscal 2017 the second lien term loan as described further below.

We remain confident in our ability to drive long-term sustainable growth, industry leading returns on capital, and significant value for our shareholders.

The incremental indebtedness incurred by the Company to finance the remainder of the repurchase program included the previously announced amendment and restatement of the Company’s $600 million asset based credit facility, including a $200 million accordion feature (the “ABL Revolving Credit Agreement”) together with an $80 million LILO Term Loan, each of which has a stated maturity date of five years from the date of the facility, and the previously announced $100 million Second Lien Term Loan which has a stated maturity date of 5.5 years from the date of the loan, and an early retirement feature. The terms of these credit arrangements have limited covenant restrictions and allow the Company considerable flexibility including the right to repay the obligations prior to maturity at the option of the Company. In addition, the interest rates for these debt arrangements are favorable given the Company’s strong asset base to support borrowings.

The primary indebtedness incurred by the Company upon completion of the repurchase programs is summarized below:

Summary of Principal Indebtedness

	Principal Amount (1) (in millions)	Current Cash Interest Rate (2) (annualized)
Convertible Senior Notes	$650	0.00%
ABL Revolving Credit Agreement (3)	323	2.73%
LILO Term Loan	80	3.98%
Second Lien Term Loan	100	9.48%

Total (2)	$1,153	1.89%

(1)	Represents the primary currently outstanding indebtedness obligations of RH on a consolidated basis after giving effect to the share repurchases. Principal amount of indebtedness represents the aggregate principal amount due at maturity inclusive of any original issue discount (“OID”) or other discount to face value due at maturity. The principal amount of indebtedness due at maturity does not always correspond to the amount of indebtedness recorded on the balance sheet for GAAP purposes. Certain currently outstanding indebtedness including capital lease obligations is not included in this table.
(2)	Blended average cash interest rate represents the aggregate cash interest payable with respect to indebtedness on a pre-tax basis without giving effect to any tax benefit arising from the deduction of interest for tax purposes. OID and other forms of interest expense that are not paid as a cash coupon during the life of the loan are not reflected in this table. Rates reflected in the table are based upon a one-month LIBOR rate of 1.22%, where applicable. For interest rates that are tied to LIBOR, the rates payable are subject to change over time based on interest rate fluctuations.
(3)	The principal amount of $323 million outstanding under the ABL Revolving Line of Credit represents a point in time estimate of the borrowings outstanding at the time of completion of the share repurchase programs. The Company has substantial additional borrowing capacity under the ABL Revolving Line of Credit based upon the borrowing base formula and exact levels of borrowings will fluctuate higher and lower based on the working capital needs of the business.

Note: The Company has not completed its second fiscal quarter and the actual results may differ from the outlook provided in this press release. Further commentary on the Company’s second quarter financial results and 2017 outlook will be provided as part of the second quarter earnings release. The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net income and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior periods, such as unusual, extraordinary or non-recurring charges or expenses including non-cash and other compensation expense; one-time income tax expense or benefits; legal claim and product recall related reserves or expenses; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with transactions such as the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net income and adjusted diluted earnings. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses certain non-GAAP financial measures including adjusted net income and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

About RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com, RHModern.com, RHBaby&Child.com, RHTeen.com and Waterworks.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of federal securities laws including statements related to: our future financial outlook and guidance, including for the second quarter of fiscal 2017 with respect to revenues, adjusted net income and adjusted diluted EPS; certain areas of our focus for 2017 and in future periods including maximizing cash flow and the repayment of indebtedness; the anticipated benefits of our business investments and strategies including anticipated benefits to our investors from (i) the share repurchase program including expected increases in adjusted diluted earnings per share, (ii) efforts to implement and continue a more disciplined approach to capital allocation, (iii) the incurrence of additional indebtedness to fund our business initiatives including the repurchase of our shares of common stock and further investment in our operations and (iv) the flexibility and favorable terms of our outstanding indebtedness including the currently low levels of interest rates with respect to such indebtedness as well as the existence of limited restrictions in such indebtedness in terms of financial covenants and other limitations; our expectations about being able to reduce indebtedness in 2017 and future periods and/or refinance such indebtedness; our expectations concerning the current trajectory of our business trends; our expectations concerning the long-term strength of the RH brand and business including our objective to achieve continuing significant free cash flow and returns on invested capital. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “estimate,” “expect,” “future,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this press release include, among others, changes in interest rates that may increase the cost of our indebtedness, most of which has floating interest rates tied to the LIBOR rate as in effect from time to time; changes in the capital markets or our financial condition that might affect our ability to repay or refinance outstanding indebtedness; our decisions concerning further allocation of capital with respect to our business including the extent to which we require additional investments of capital beyond currently anticipated needs in order to support our business; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; product recalls or other losses or damages resulting from product defects; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to legal compliance and litigation; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com